EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

Affymetrix Reports 2004 Fourth Quarter and Full-Year Results

– New Products Drive Record Revenue and Over 200% EPS Growth –

Santa Clara, Calif. — January 26, 2005 — Affymetrix, Inc., (Nasdaq: AFFX) today reported its results for the fourth quarter and fiscal year ended December 31, 2004.  The Company reported net income of $27.1 million or $0.44 per basic share and $0.41 per diluted share in the fourth quarter of 2004, as compared to net income of $16.0 million or $0.27 per basic share and $0.26 per diluted share in the fourth quarter of 2003.

For fiscal year 2004, the Company reported net income of $47.6 million or $0.79 per basic share and $0.74 per diluted share, as compared to $14.3 million or $0.24 per basic and diluted share for 2003. Net cash provided by operations was $19.8 million for the quarter and $48.9 million for the year ended December 31, 2004.

Total revenue for the quarter was $107.7 million, of which $1.3 million was related to the sale of products and wafers to Perlegen Sciences, Inc., compared to total revenue of $89.2 million in the fourth quarter of 2003, of which $1.5 million was related to the sale of products and wafers to Perlegen. For the full year, total revenue increased to $346.0 million as compared to $300.8 million for 2003.

Product and product related revenue increased to $104.9 million for the fourth quarter of 2004, compared to $85.3 million in the same period in 2003.  Fourth quarter product sales included record GeneChip® array revenue of $57.4 million, record instrument revenue of $25.2 million and record reagent revenue of $9.6 million. In 2004, total product and product related revenue increased to $330.9 million as compared to $280.8 million for 2003.  Affymetrix shipped approximately 200 systems in 2004 compared to approximately 150 systems in 2003, an increase of approximately 30%. The cumulative systems shipped grew to approximately 1,200 at the end of the fourth quarter.

Royalties and other revenue were $1.5 million for the fourth quarter of 2004 compared to $2.4 million in the fourth quarter of 2003.  In 2004, royalties and other revenue were $9.8 million compared to $10.6 million in 2003.

Total operating costs and expenses were $79.7 million for the fourth quarter of 2004 compared to $74.2 million in the fourth quarter of 2003.  In 2004, total operating costs and expenses were $286.2 million as compared to $283.3 million in 2003.

Cost of product and product related revenue was $26.8 million in the fourth quarter of 2004 compared to $26.8 million in the same period of 2003.  Product and product related gross margin was 74.4% in the fourth quarter of 2004 compared to 68.6% in the fourth quarter of 2003.  In 2004, cost of product and product related revenue was $91.3 million as compared to $89.8 million in 2003, resulting in product and product related gross margin of 72.4% in 2004 as compared to 68.0% in 2003.

Research and development expenses were $20.5 million during the fourth quarter of 2004 compared to $16.9 million in the fourth quarter of 2003.  In 2004, research and development expenses were $73.4 million as compared to $65.9 million in 2003.

Selling, general and administrative expenses were $31.8 million for the fourth quarter of 2004 compared to $28.5 million in the fourth quarter of 2003.  In 2004, selling, general, and administrative expenses were $117.0 million as compared to $104.8 million in 2003.

Fiscal 2004 highlights:

Financial

•                                          Achieved record total revenue of $346 million and record product and product related revenue of more than $330 million

•                                          Grew full-year earnings per diluted share by over 200% compared to fiscal 2003

•                                          Improved product and product related gross margin by more than 400 basis points compared to fiscal 2003

•                                          Reduced total debt by over $250 million in 2004, lowering the Company’s interest expense

RNA analysis

•                                          Introduced new products and applications to fuel landmark discoveries and to expand market opportunities

•                                          Offered early access to tiling array technologies, enabling new analyses of biological function, including DNA methylation sites, transcription factor binding sites (ChIP-on-Chip), and sites of chromatin modification

•                                          Introduced early access to Exon Scanning Arrays, enabling researchers to study splice variants across the entire human genome for the first time

•                                          Shipped automation systems designed to enable large scale studies such as compound profiling, molecular toxicology, and clinical trials

DNA analysis

•                                          Launched market-transforming SNP genotyping products, enabling unprecedented, large-scale research studies to understand genetics of complex diseases, including recently announced projects in autism, diabetes, obesity, and neurological conditions

•                                          Launched GeneChip® Mapping 100K Set, the first in a family of products for large-scale association studies

•                                          Drove demand for new Mapping 500K Set, which will be offered in early access in the first half of 2005 and will launch commercially in the second half of 2005

•                                          Expanded  comprehensive genotyping portfolio with products and services through commercial relationships with ParAllele and Perlegen

•                                          Enhanced  chromosomal copy number applications of the Mapping 10K Array and 100K Set by launching a dedicated software tool

Molecular Diagnostics

•                                          Continued to demonstrate the strength of microarrays for molecular diagnostics

•                                          Received FDA 510(k) clearance of the GeneChip® System 3000Dx

•                                          FDA clearance of Roche’s AmpliChip Cytochrome P450 Genotyping Test for use with the Affymetrix GeneChip System 3000Dx

•                                          Obtained CE Marking of the GeneChip System 3000Dx and AmpliChip products for sale in the European Union

•                                          Granted Veridex, LLC, a Johnson & Johnson company, access to GeneChip technology to create and market in vitro diagnostics for cancer through the “Powered by Affymetrix™” program

Translational Medicine

•                                          Continued to drive translation of basic research discoveries into clinical utility through translational medicine relationships

•                                          Partnered with IBM to deliver tools to accelerate translational and information-based medicine

•                                          Signed an enterprise-wide agreement with Erasmus University Medical Center to use Affymetrix technology in translational medicine initiatives

•                                          Collaborated with the Broad Institute of MIT and Harvard to use the GeneChip HT System for large-scale expression, SNP genotyping, and resequencing projects

Financial Outlook for 2005

For fiscal 2005, the Company expects product and product related revenue of approximately $390 million, total revenue of approximately $405 million, and earnings per diluted share of approximately $1.12.  For the first quarter of 2005, the Company projects approximately $87 million in product and product related revenue, approximately $90 million in total revenue, and earnings per diluted share of approximately $0.20.

Affymetrix’ management team will host a conference call to review its operating results for the fourth quarter of 2004 and to provide financial guidance for the first quarter and fiscal year 2005.  A live webcast of the conference call on January 26th at 2:00 p.m. PT can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (888) 396-2356, international: (617) 847-8709. The passcode for both domestic and international callers is 75652162. A replay of the conference call will be available until 5:00 p.m. PT on February 2, 2005 at the following numbers: domestic: (888) 286-8010, international: (617) 801-6888. The passcode for both domestic and international callers is 28234721. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix scientists invented the world’s first high-density microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip® technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,200 systems have been installed around the world and nearly 3,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyzing the relationship between genetics and health. Affymetrix is headquartered in Santa Clara, Calif., with manufacturing facilities in Sacramento, Calif., and Bedford, Mass. The company maintains important sales and marketing operations in Europe and Asia and has about 900 employees worldwide.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like.  Such statements, including Affymetrix’ financial outlook for 2005, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, market acceptance, personnel retention, global economic conditions, the fluctuations in overall capital spending in the academic and biotechnology sectors, changes in government funding policies, unpredictable fluctuations in quarterly revenues, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA, and other regulatory approvals, risks relating to intellectual property of others and the uncertainties of patent protection and litigation.  These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2003 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods.  Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

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PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.  CustomExpress is a trademark of Affymetrix, Inc.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	December 31,
	2004	2003
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$42,595	$275,928
Available-for-sale securities	163,120	183,955
Accounts receivable	93,405	71,343
Inventories	17,997	22,632
Prepaid expenses and other current assets	5,833	7,443
Total current assets	322,950	561,301
Property and equipment, net	64,179	62,611
Acquired technology rights, net	64,334	27,818
Goodwill	18,601	18,601
Notes receivable from employees	1,900	1,500
Other assets	27,807	28,333
Total assets	$499,771	$700,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$61,265	$69,646
Deferred revenue — current portion	33,776	30,019
Convertible subordinated notes — short-term	—	267,460
Other current liabilities	1,698	1,398
Total current liabilities	96,739	368,523
Deferred revenue — long-term portion	29,463	43,346
Other long-term liabilities	4,382	3,240
Convertible notes	120,000	120,000
Stockholders’ equity:
Common stock	616	595
Additional paid-in capital	407,258	370,304
Notes receivable from stockholders	—	(428)
Deferred stock compensation	(4,265)	(5,185)
Accumulated other comprehensive loss	(3,371)	(1,572)
Accumulated deficit	(151,051)	(198,659)
Total stockholders’ equity	249,187	165,055
	$499,771	$700,164

Note 1:              The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2003.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Revenue:
Product sales	$92,183	$69,307	$277,256	$222,748
Product related revenue	12,668	16,040	53,629	58,032
Total product and product related revenue	104,851	85,347	330,885	280,780
Royalties and other revenue	1,532	2,362	9,832	10,556
Revenue from Perlegen Sciences	1,325	1,455	5,245	9,460
Total revenue	107,708	89,164	345,962	300,796
Costs and expenses:
Cost of product sales	24,473	23,948	81,700	80,158
Cost of product related revenue	2,335	2,852	9,634	9,657
Cost of revenue from Perlegen Sciences	572	1,455	3,611	9,460
Research and development	20,514	16,919	73,405	65,909
Selling, general and administrative	31,760	28,547	116,973	104,797
Stock-based compensation	5	386	920	2,238
Amortization of purchased intangibles	—	93	—	937
Acquired in-process research and development	—	—	—	10,096
Total costs and expenses	79,659	74,200	286,243	283,252
Income from operations	28,049	14,964	59,719	17,544
Interest income and other, net	544	5,897	2,317	16,662
Interest expense	(427)	(3,632)	(11,102)	(17,358)
Income before income taxes	28,166	17,229	50,934	16,848
Income tax provision	(1,111)	(1,219)	(3,326)	(2,563)
Net income	$27,055	$16,010	$47,608	$14,285

Basic net income per share	$0.44	$0.27	$0.79	$0.24

Diluted net income per share	$0.41	$0.26	$0.74	$0.24

Shares used in computing basic net income per share	61,151	59,298	60,512	58,860

Shares used in computing diluted net income per share	67,425	61,633	66,798	60,742